John Holt Smith
                            1900 Avenue of the Stars
                                   Suite 1450
                          Los Angeles, California 90067
                       T: (310)277-5333 - F: (310)286-1816


July 16, 2004

Morton Reed
Chairman
LitFunding Corp
5455 Wilshire Boulevard
Suite 2126
Los Angeles, CA 90036

Dear Morton:

Please accept this letter as notice that I hereby tender and submit my resignation as a director of LitFunding Corp., a Nevada corporation; such resignation to be effective on August 6th, 2004. This resignation is not the result of any disagreement with LitFunding Corp on any matter relating to LitFunding Corp's operations, policies or practices.

Sincerely

/s/ John Holt Smith
John Holt Smith